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EXHIBIT 10.21

TERM SHEET

This Term Sheet is entered into by and between NatureWell, Incorporated (the "Company") and Timothy R. Scott ("Scott") and is made effective as of November 15, 2003. The Company and Scott agree as follows:

  The Company shall issue to Scott a Senior Secured Convertible Note, face value $7,500, convertible into 750,000 shares of common stock @$.01 per share as payment of fully earned director's fees in the amount of $7,500.
  The Company shall grant to Scott the right to rescind, together but not separately, the Stock Issuance Agreement, the Secured Promissory Note and the Security Agreement, all of which are dated July 18, 2002. Such right of rescission is exercisable at any time and shall expire on April 10, 2005. In the event that Scott exercises his right of rescission, and as a condition thereof, he shall be required to return to the Company 750,000 shares of its common stock (adjusted for splits) and waive/forgive any monies owed to him by the Company in an amount equal to the face value of the Promissory Note plus accrued interest thereon as of the date of rescission.
  Scott agrees to waive/forgive all monies or other forms of consideration owed to him by the Company as of the Effective Date in excess of $15,916.14. Such remaining amount payable shall accrue interest at the rate of 4.60% and is due in full on April 10, 2005.
  The Parties shall execute all documentation needed to effectuate this Term Sheet.

AGREED TO AND ACCEPTED BY:

NatureWell, Incorporated

By: _______________________________________

James R. Arabia, CEO

Timothy R. Scott

By: _______________________________________

Timothy R. Scott